Exhibit 8.2

May 25, 2011

Danaos Corporation

c/o Danaos Shipping Co. Ltd.

14 Akti Kondyli

184 45 Piraeus, Greece

Re: Danaos Corporation — Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United States tax counsel to Danaos Corporation, a Marshall Islands company (the “Company”), in connection with the preparation and filing of a Registration Statement on Form F-3 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed offering and sale of up to 23,945,945 shares of the Company’s common stock, par value $0.01 per share, that may be sold by or on behalf of that certain selling stockholder of the Company or its donee, pledgee, transferee or other successor in interest.

We hereby confirm that, subject to the qualifications set forth therein and under the heading “Tax Considerations”, the discussion contained in the Company’s Form 20-F for the year ended December 31, 2010 under the heading “United States Federal Income Tax Considerations” and cross-referenced in the Registration Statement under the heading “United States Federal Income Tax Considerations,” insofar as such discussion describes United States federal income tax law, is accurate in all material respects.  In rendering this opinion we are relying upon the accuracy of representations made to us by the Company and Dr. John Coustas, including representations regarding the organization of the Company and its subsidiaries, their assets, income and activities and the ownership, trading and quotation of their shares.  This opinion is limited to United States federal income tax law and is based upon United States federal income tax law as in effect on the date hereof.

IRS Circular 230 Disclosure — To ensure compliance with Internal Revenue Service Circular 230, we inform you that any U.S. federal tax advice contained herein does not deal with a taxpayer’s particular circumstances.  Further, it was written in support of the promotion, marketing or recommending of the transaction or matter described herein.  This opinion was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code. Taxpayers should consult their own tax advisors regarding the tax consequences to them of their own particular circumstances.

We hereby consent to the use of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP